EXHIBIT 15.1

Total S.A.

Registered office: 2, place de la Coupole – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference of our report dated March 15, 2006, except for Note 4 which is as of April 19, 2006 with respect to the consolidated balance sheets of Total S.A. (“Total”) and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 20-F of Total, in the following registration statements, and to the reference to our firms under the heading “Selected Financial Data” in the December 31, 2005 annual report on Form 20-F of Total:

(i)	The Registration Statement on Form S-8 (File no. 333-103815) of Total (then TotalFinaElf S.A.), filed with the SEC on March 14, 2003;

(ii)	The Pre-Effective Amendment No. 6 to the Registration Statement on Form F-3 (File no. 333-104463 and no. 333-104463-01) of Total and Total Capital, filed with the SEC on September 29, 2005; and

(iii)	The Registration Statement on Form S-8 (File no. 333-126463) of Total, filed with the SEC on July 7, 2005.

Paris La Défense,

April 19, 2006

/s/ KPMG Audit	/s/ ERNST & YOUNG AUDIT
KPMG Audit A division of KPMG S.A.	ERNST & YOUNG AUDIT